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                                                                EXHIBIT (c)(10)


                              [DUPLEX LETTERHEAD]

VIA TELEFAX 513/290-7270

March 3, 1996

Mr. Daniel Dittman
The Reynolds and Reynolds Co.
3555 S. Kettering Blvd.
Moraine, Ohio 45439

RE: Confidentiality Agreement

Dear Dan:

In connection with our discussions regarding a proposed business transaction involving Reynolds & Reynolds Co. ("Reynolds") and Duplex Products Inc. (the "Company"), Reynolds has requested the opportunity to review documents, records, and other information that the Company views as confidential or proprietary (collectively, "Confidential Information"). While we understand your desire to review and examine such Confidential Information, and have no general objection to providing it under the circumstances, we believe it appropriate that the Company obtain Reynolds' written agreement to maintain the confidentiality of such Confidential Information before we make it available. I am sure you can understand the Company tries to exert every possible effort to minimize the risk that any of our plans, trade secrets, or other information might be disclosed or utilized in any improper fashion.

Accordingly, the balance of this letter contains an agreement on the part of Reynolds to preserve the confidentiality of information provided to it or any of its agents or designees.

Out of respect for the Federal Trade Commission's watchful eye over exchanges of information among competitors, we are reluctant to provide you, at this time, with information relating to current prices, current customers, current or future costs from which price can be derived or marketing plans. Reynolds hereby agrees that it will not use any Confidential Information for purposes including planning, marketing, product development or pricing. The Confidential Information is being provided to Reynolds to enable it to consider the desirability, feasibility and timing of a potential business transaction with the Company. However, such Confidential Information would

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not be provided if Reynolds did not sign this Confidentiality Agreement, and it is being provided in reliance upon this Confidentiality Agreement.

This Agreement relates to all Confidential Information provided by the Company to Reynolds about the Company, its business and its share of the industry, including, but not limited to, information regarding the Company's business; plans; financial results and statements; markets; projected activities and results of operations; customers, materials requirements and sources; contracts; backlog; means; methods, and processes of manufacture and assembly; trade secrets; customer lists and customer names and contacts; and stock ownership and other financial information. Confidential Information shall also specifically include any information relating to the fact that the Company and Reynolds have entered into discussions about a possible business transaction.

Reynolds agrees that Confidential Information will be disclosed only to such of its personnel, and to such of its outside experts and advisors, as (1) reasonably need to know such information to advise Reynolds in connection with, or to determine the value or desirability of entering into, a transaction of the type under discussion with the Company, and (2) agree to be bound by the provisions and restrictions regarding Confidential Information contained herein. Reynolds will be, and will remain, fully responsible to the Company for any use of Confidential Information by any person who receives it on Reynolds' behalf, or to whom Reynolds or any such person discloses it, for any reason, in all respects as though Reynolds had made such use of such information. Unless later agreed to in writing to the contrary, Reynolds will disclose Confidential Information only to its Executive officers, directors and acquisition and finance staff. Reynolds' marketing and sales personnel shall be excluded from access to any Confidential Information.

Furthermore, Reynolds agrees that all Confidential Information will be kept and maintained confidential by Reynolds, will not be disclosed to any third person (except as described in the preceding paragraph); will under no circumstances (and without in any manner limiting the preceding clause) be disclosed to, or utilized in connection with, any supplier, customer or competitor (present or potential) of the Company (including any such person now or hereafter controlled by Reynolds) and will not in any way be used, or be permitted to be used, in a manner detrimental to the business or prospects of the Company. If and when discussions related to the proposed business relationship between Reynolds and the Company should be terminated, the foregoing restrictions shall nonetheless continue and remain in effect, and Reynolds shall return to the Company all copies of Confidential Information then held by Reynolds, its agents and advisors, or shall certify to the Company's satisfaction that all such copies have been destroyed, and neither Reynolds nor any of its agents or advisors will retain any of the Confidential Information in their possession or control.

Without limiting the foregoing, Reynolds further agrees that none of the Confidential Information or any other information provided by the company to Reynolds will be used by Reynolds, or disclosed to others for use, in connection with purchasing, selling or trading in the Company's securities in any manner that is in violation of legal or regulatory restrictions applicable from time to time, and Reynolds acknowledges a duty not to purchase, sell or trade in securities on the basis of any material


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"inside" information that is not publicly known, and shall so instruct any employees, agents or advisors utilized.

The foregoing limitations will not apply to any information disclosed by the Company to Reynolds that would otherwise be within the definition of Confidential Information (1) if such information is generally and readily available to the public, or can be demonstrated to have been independently known by Reynolds at the time of its disclosure to Reynolds, or (2) after the time, if any, that such information becomes generally and readily available to the public, or can be demonstrated to have been independently disclosed to Reynolds, without any utilization of Confidential Information disclosed to Reynolds hereunder, and without any breach by Reynolds (or by any of Reynolds' personnel or advisors) of the obligations binding on Reynolds and reflected herein; or (3) after the expiration of three (3) years from the date hereof.

The furnishing of Confidential Information hereunder shall not obligate either party to enter into any further agreement or negotiation with the other or to refrain from entering into an agreement or negotiation with any other party. Assuming that you agree to the foregoing, please sign below and on the enclosed copy of this letter and return one copy to me promptly, whereupon it shall become a binding agreement between Reynolds and the Company.

Except as may be required by law, without the prior written consent of the other party, neither party hereto nor their respective representatives will disclose to any person either the fact that discussions or negotiations are taking place concerning a possible transaction between the Company and Reynolds or any other terms, conditions or other facts with respect to any such possible transaction, including the status thereof.

The Company does not make any representation or warranty with respect to the accuracy or completeness of any Confidential Information, or any other information provided to Reynolds, including specifically any financial projections or other forward looking information, except such representations or warranties as may be set forth in an acquisition executed by the Company and Reynolds.

In the event Reynolds discloses, disseminates or releases any Confidential Information, except as provided above, such disclosure, dissemination or release will be deemed a material breach of this Agreement and the Company may demand prompt return of all Confidential Information previously provided. The parties acknowledge that any breach of the provisions of this Agreement would cause the Company to suffer irreparable damage that could not be adequately remedied at law. Therefore, the Company shall have the right to seek specific performance or other injunctive relief to enjoin any breach, in addition to its other rights and remedies available at law. Our agreement shall be construed and enforced in accordance with the laws of Illinois.

If you should have any questions or concerns, please do not hesitate to call. Any requests for clarification or for additional information should be directed to the Company's Chief Financial


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

Officer, James Ramig, or to me. My fax number is 815/895-1091.

Yours sincerely,

DUPLEX PRODUCTS INC.

/s/ Mark A. Robinson
- ----------------------------
By: Mark A. Robinson,
Secretary/General Counsel

AGREED AND CONFIRMED:
REYNOLDS & REYNOLDS CO.

BY:__________________________________________

ITS:_________________________________________

Date:______________, 1996


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                        [REYNOLDS & REYNOLDS LETTERHEAD]

VIA TELECOPY - (815) 895-1091

March 7, 1996

Mark A. Robinson, Esq.
Secretary and General Counsel
Duplex Products, Inc.
1947 Bethany Road
Sycamore, IL 60178

Re: Confidentiality Agreement

Dear Mark:

Thank you for your March 3, 1996 letter. The terms of that letter are satisfactory to Reynolds subject to the following modifications:

1. Given that we are only at an initial exploratory phase, we understand your reasons for not providing at this time information relating to current prices, current customers, current or future costs from which price can be derived or marketing plans. As we have discussed, if the transaction proceeds to the due diligence phase, that investigation will be based upon a mutually satisfactory schedule and methodology. During that phase, we will need to obtain the pricing, customer, cost and marketing information at a time which is satisfactory to you and which will provide us a reasonable time to digest and evaluate that information.

2. Similarly, we understand your reason for wanting to exclude our sales and marketing personnel from access to the Confidential Information at this time, but, if we proceed to the due diligence phase as described, we will need to share appropriate Confidential Information with certain of our sales and marketing personnel who are part of our acquisition team. We propose a solution similar to that for the cost and pricing information (i.e., we will not provide any Confidential Information to sales and marketing personnel who are part of our due diligence team until you have consented to that disclosure; provided, that you will give your consent at a time which will provide such sales and marketing personnel a reasonable time to digest and evaluate the applicable Confidential Information).

3. We expect in the course of the discussions regarding the proposed transaction that Reynolds will deliver documents, records and other information that Reynolds views as confidential or proprietary. Accordingly, the agreement should be deemed to be

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Mark A. Robinson, Esq.
Page 2
March 7, 1996

mutual in all respects, including reciprocal provisions in all respects with regard to any such confidential or proprietary information and mirror-image rights and obligations of Duplex to all rights and obligations of Reynolds (including, without limitation, the prohibition on certain activities in Reynolds' stock).

4. Information which is disclosed orally would only be deemed "Confidential Information" if that information is later embodied in a tangible means of expression which is delivered to the receiving party.

5. There should be an exception for compelled disclosure as follows:

   "Notwithstanding anything to the contrary in this letter, in the event that the party receiving any Confidential Information is requested or becomes compelled (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any of the Confidential Information or take any other action prohibited by this letter, the receiving party will provide the disclosing party with prompt written notice so that the latter may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this letter. In the event that such a protective order or other remedy is not obtained or that the disclosing party waives compliance with the provisions of this letter, the receiving party will furnish only that portion of the Confidential Information or take only such action which is legally required and will in good faith seek to obtain reasonable assurance that confidential treatment will be accorded to the Confidential Information so furnished."

6. Finally, we had a few technical corrections:

   a. Reynolds' correct legal name is "The Reynolds and Reynolds Company."

   b. The second and third sentences of the third paragraph on page one should be reversed, and the words "any other" inserted after the word "for" and before the word "purposes" in the former second sentence.

If the foregoing changes are acceptable, please execute this letter where indicated below and return a copy to me by fax at (513 290-7270. Upon receipt of that fax, the March 3 letter, as amended in

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Mark A. Robinson, Esq.
Page 3
March 7, 1996



the manner set forth in this letter, will thereby become a binding agreement of Reynolds and Duplex. On the assumption that the changes will be acceptable, I am also returning a copy of the March 3 letter executed on behalf of Reynolds.

Please call me (513-290-7270) if you have any questions. We look forward to working with you.

                             Very truly yours,

                             THE REYNOLDS AND REYNOLDS COMPANY



                             By: /s/ Daniel W. Dittman
                                --------------------------------------
                                     Daniel W. Dittman
                                     Senior Vice President



Enclosure





AGREED AND ACCEPTED THIS 13TH DAY OF MARCH, 1996:

DUPLEX PRODUCTS, INC.



BY: /s/ Mark A. Robinson
   ----------------------------------

TITLE: Vice President/Secretary
      -------------------------------
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Officer, James Ramig, or to me. My fax number is 815/895-1091.

Yours sincerely,

DUPLEX PRODUCTS INC.

/s/ Mark A. Robinson

By: Mark A. Robinson
Secretary/General Counsel

AGREED AND CONFIRMED:
REYNOLDS & REYNOLDS CO.



BY: /s/ Daniel W. Dittman,     see attached letter
                               dated 3/7/96.
ITS: Sr. Vice President
    ---------------------

Date: 3/7, 1996
     ----
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April 16, 1996

[DUPLEX LOGO]

The Reynolds and Reynolds Company
115 S. Ludlow Street
Dayton, Ohio 45402
ATTN: Daniel W. Dittman

Re: Confidentiality Agreement dated as of March 3, 1996, as amended by letter dated as of March 7, 1996 (the "Agreement").

Dear Dan:

This letter will confirm our discussions regarding an amendment to the Agreement.

Duplex Products Inc. hereby consents, pursuant to Section 2 of the March 7 letter, to the sharing of Confidential Information with your sales and marketing personnel. Except as amended in the preceding sentence, the Agreement will not be amended or modified and shall remain in full force and effect.

Sincerly,
DUPLEX PRODUCTS INC.

/s/ Mark A. Robinson

By: Mark A. Robinson
Its: Vice President/General Counsel and Secretary



Agreed and accepted as of the 16th day of April, 1996
THE REYNOLDS AND REYNOLDS COMPANY



By: __________________________

Its: _________________________





                              DUPLEX PRODUCTS INC.
                                 P.O. BOX 1947
                              1947 BETHANY ROAD
                            SYCAMORE, ILLINOIS 60178